Exhibit 16.1

February 16, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were the principal accountants for T Bancshares, Inc and, under the date of March 31, 2011, we reported on the consolidated financial statements of T Bancshares, Inc. as of and for the years ended December 31, 2010 and 2009. On February 13, 2012 we were dismissed as the principal accounts for T Bancshares, Inc. upon completion of the items outlined under Item 4.01 of its Form 8-K. We have read T Bancshares’s statements included under Item 4.01 of its Form 8-K dated February 16, 2012, and we agree with such statements.

Yours truly,

WEAVER AND TIDWELL, LLP